Exhibit 99.1

CARMAX IS INDEPENDENT, SEPARATELY TRADED PUBLIC COMPANY
 FOLLOWING SEPARATION FROM CIRCUIT CITY

Richmond, Va., October 1, 2002 — CarMax, Inc. (NYSE: KMX) announced today that its tax-free separation from Circuit City Stores, Inc. (NYSE: CC) was effective at 9:00 a.m. EDT and that it will now be an independent, separately traded public company.

CarMax, Inc. common stock will trade on the New York Stock Exchange with the ticker symbol “KMX.”

“Today is an exciting day both for CarMax and for Circuit City,” said W. Austin Ligon, president of CarMax. “The separation gives both companies the ability to concentrate solely on the specific needs of their businesses and to direct their resources to most effectively pursue each organization’s current and future opportunities. We would like to thank the management of Circuit City and the more than 40,000 Circuit City Associates for their help, advice and support. We also are grateful to the Circuit City board of directors – both current and former members – for their consistent support during the decade of our development.”

Investor Information About the Separation

In the separation, each share of outstanding CarMax Group Common Stock was redeemed in exchange for one share of new CarMax, Inc. common stock. Concurrent with the redemption, a stock dividend of 0.314 of a share of CarMax, Inc. common stock was distributed to shareholders of Circuit City Group Common Stock. Cash will be paid in lieu of the issuance of any fractional shares of CarMax, Inc. common stock.

CarMax is the nation’s leading specialty retailer of used cars. It operates 37 used car superstores in 17 markets. CarMax also operates 17 new car franchises, 15 of which are integrated or co-located with its used car superstores. During the 12 months ended with CarMax’s second quarter on August 31, 2002, the company sold 202,300 cars and light trucks, of which 178,800, or 88 percent, were used. For more information, access the company’s Web site at www.carmax.com.

This release contains forward-looking statements that are subject to risks and uncertainties. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the CarMax, Inc. SEC filings.

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Contact:    Dandy Barrett, Director of Investor Relations, (804) 935-4591